Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2009, relating (1) to the consolidated financial statements of Techwell, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007), and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Techwell, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 11, 2009